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[CMS ENERGY CORPORATION Logo]

DEARBORN, Mich., June 30, 1999 -- CMS Energy Corporation (NYSE:CMS) announced today that the Michigan Supreme Court decided yesterday in favor of its Consumers Energy utility unit in a 1995 case involving the authority of the Michigan Public Service Commission (MPSC) to mandate electric retail wheeling in Michigan.

         In its decision, the Court ruled that the MPSC does not have the authority to mandate electric retail wheeling, but does have the authority to set rates for transmitting power from a competitor to its customers if the utility chooses to offer such service. In speaking for the Court, Justice Maura Corrigan wrote, "The MPSC can encourage a specific management decision through the exercise of its ratemaking power, but it may not directly order the utility to make that decision."

         Since Consumers Energy has chosen to accept the MPSC's 1998 and 1999 Orders on Restructuring, the Company intends to implement the retail competition beginning in September of this year and phase it in over the next three years.

         The MPSC's Orders on restructuring also permit Consumers Energy full recovery of stranded cost through a transmission surcharge.

         CMS Energy Corporation has annual sales of about $6 billion and assets of about $14 billion throughout the U.S. and in 22 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines and storage; oil and gas exploration and production; and energy marketing, services and trading. CMS Energy Corporation's principal subsidiary is Consumers Energy, Michigan's largest utility and America's fourth largest combination gas and electric utility.
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For more information on CMS Energy, please visit our website at
www.cmsenergy.com